UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2016

DOLLAR TREE, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA

(State or Other Jurisdiction of Incorporation)

0-25464	26-2018846
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway

Chesapeake, VA 23320

(Address of Principal Executive Offices and Zip Code)

(757) 321-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Senior Secured Credit Facilities

On August 30, 2016, Dollar Tree, Inc. (the “Company”), entered into Amendment No. 3 (the “Third Amendment”) to that certain credit agreement, dated as of March 9, 2015, with JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders party thereto (as previously amended, the “Existing Credit Agreement” and, as amended by the Third Amendment, the “Amended Credit Agreement”).  The Third Amendment reduced the applicable interest rate margin with respect to the Company’s term loan A facility (the “Existing Term A Facility”), which had $937.5 million outstanding immediately prior to the date of the Third Amendment, and the Company’s revolving credit facility (the “Existing Revolving Facility”), which was undrawn other than letters of credit immediately prior to the date of the Third Amendment.  The reduction in the interest rate margins was accomplished by replacing the Existing Term A Loan Facility with a new term loan A-1 facility (the “Term A-1 Facility”) and the Existing Revolving Facility with new revolving facility commitments (the “Tranche A Revolving Commitments”) that, except as set forth below, have terms identical to the Existing Term A Facility and Existing Revolving Facility.  As a result, the total amount borrowed under the Amended Credit Agreement is unchanged from the total amount borrowed under the Existing Credit Agreement.

Loans made under the Tranche A Revolving Commitments or the Term A-1 Facility will bear interest at LIBOR plus 1.75% per annum (or a base rate plus 0.75%) until the Company delivers its quarterly compliance certificate to the lenders outlining its secured net leverage ratio for the quarter ended January 28, 2017.  Prior to such date, the Company will pay a commitment fee on the unused portion of the Tranche A Revolving Commitments of 0.30% per annum.  Thereafter, loans made under the Tranche A Revolving Commitments or the Term A-1 Facility will bear interest at LIBOR plus 1.50% to 2.25% or at a base rate plus 0.50% to 1.25% and the Company will pay a commitment fee on the unused portion of the Tranche A Revolving Commitments ranging from 0.25% to 0.375% (in each case, determined based on the Company’s secured net leverage ratio).

Commencing on January 13, 2017, loans made under the Term A-1 Facility will require quarterly amortization payments of 1.25% of the original principal amount thereof until April 15, 2017 and 1.875% thereafter.

The obligations under the Term A-1 Facility and the Tranche A Revolving Commitments are secured by the same collateral and subject to the same guarantees as the loans under the Existing Credit Agreement.

The restrictive covenants and events of default in the Amended Credit Agreement are unchanged from the provisions in the Existing Credit Agreement.

The foregoing description of the Third Amendment and the Amended Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amendment No. 3, dated as of August 30, 2016, to the Credit Agreement, dated as of March 9, 2015, among Dollar Tree, Inc. (as successor by merger to Family Tree Escrow, LLC), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.
(Registrant)

Date: August 31, 2016	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 3, dated as of August 30, 2016, to the Credit Agreement, dated as of March 9, 2015, among Dollar Tree, Inc. (as successor by merger to Family Tree Escrow, LLC), the Lenders and Issuing Banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swingline Lender